Exhibit 4.82

Accounts Receivable Confirmation

Contract No.: ABC(2012)1011-7 2014033003

Pledgor : Shijie Kaiyuan Auto Trading Group Co.,Ltd

Pledgee : Agricultural Bank of China, Shijiazhuang North City Branch

Signing Date : March 30, 2014

Pledge Definition :   To ensure multiple loans Party B (Pledgee) has lent to Shijie Kaiyuan Auto Trading Group Co., Ltd., Party A (Pledgor) is willing to provide Accounts Receivable hereunder for Party B.

Maximum Amount: RMB100, 000,000

Pledge Term : From March 30, 2014 to September 6,2014

Collateral: The assets Party A pledges to Party B as Collateral are listed in Accounts Receivable List (No. ABC(2012)1011-7 20140306-3). The appraised value of the Collateral is RMB 111,128,050